Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S–3 (No. 333–164485) and Form S–8 (No.’s 333–159088, 333–150606, 333–143320 and 333–138969), of our report dated March 15, 2011 relating to the consolidated financial statements of Hansen Medical, Inc. for the year ended December 31, 2010, and the effectiveness of Hansen Medical Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hansen Medical, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

San Francisco, California

March 15, 2011